Exhibit 10.01
EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND
NON-SOLICITATION AGREEMENT
This Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is entered into this 22nd day of June, 2017, by Under Armour, Inc. (together with its affiliates, the “Company”) and Patrik Frisk (“Employee”).
EXPLANATORY NOTE
Employee recognizes that Employee has had or will have access to confidential business information during the course of his or her employment, the improper disclosure or use of which during or after Employee’s employment would create unfair competition and would likely cause substantial loss and harm to the Company. Employee may also be provided specialized training by the Company and be responsible for generating and/or maintaining the goodwill of the Company with its Customers, Suppliers, employees and others. Employee further acknowledges that employment or continued employment with the Company is based on Employee’s agreement to abide by the covenants contained herein.
NOW THEREFORE, in consideration of Employee’s employment or continued employment with the Company and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:
1.Confidentiality. Employee acknowledges Employee’s fiduciary duty and duty of loyalty to the Company, and the obligations arising from them not to disclose business information provided or acquired on a confidential basis. Further, Employee acknowledges that the Company, in reliance on this Agreement, will provide Employee access to trade secrets, customers, proprietary data and/or other Confidential Information. Employee agrees to retain this information as confidential and not to use this information for Employee’s personal benefit or the benefit of anyone other than the Company or to disclose it to any third party, except when required to do so to properly perform duties for the Company. Further, as a condition of employment, during the time Employee is employed by the Company and continuing after any termination of Employee’s employment, Employee agrees to protect and hold in a fiduciary capacity for the benefit of the Company all Confidential Information, as defined below, unless Employee is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. In the event that Employee receives an order or other legal demand, such as a subpoena, discovery request, or order of a court or other body having jurisdiction over such matter, to produce any Confidential Information or other information concerning the Company, Employee agrees to promptly provide the Company with written notice of such subpoena, order, demand or discovery request so that the Company may timely move to quash if appropriate. Employee shall use Confidential Information solely for the purpose of carrying out those duties assigned to Employee and not for any other purpose. The disclosure of Confidential Information to Employee shall not be construed as granting to Employee any license under any copyright, trade secret, or right of ownership or any other right to use the Confidential Information whatsoever.
(a)    For purposes of this Agreement, “Confidential Information” shall mean all information concerning the Company’s business that is not generally known to the public and which became known to the Employee in the course of or by virtue of employment with the Company. Confidential Information shall include, but shall not be limited to designs, drawings, formulas, processes, methods, techniques, systems, models, samples, prototypes, contracts, reports, letters, notes, intellectual property, trade secrets and/or know-how, technical information, financial information and metrics (whether historical, projections or forecasts), and information concerning advertising, pricing, costs, business planning, operations, procedures, services, potential services, products, potential products, products under development, production, purchasing, marketing, sales, personnel (including identities, contact information, skills, performance, salary and benefits of other employees), customers, suppliers, or other information of the Company; any papers, data, records, devices, equipment, compilations, invoices, customer or supplier lists or contact information, compilations of names and addresses, or documents of the Company; any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and any other information, written, oral, electronic, or retained in Employee’s memory, whether existing now or at some time in the future, whether pertaining to current or future developments or prospects, and whether created, revealed or accessed during the Employee’s employment, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Employee or through other wrongful means.
(b)    Employee shall promptly notify the Company if he or she has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.
(c)    All physical or otherwise transferrable items containing Confidential Information, including, but not limited to documentary, electronic or other recorded versions of any Confidential Information, shall remain the exclusive and confidential property of the Company and shall be immediately returned, along with any copies or notes that Employee made thereof or therefrom, to the Company when Employee ceases employment with the Company. Employee further agrees to immediately return upon request by the Company copies of any Confidential Information contained on Employee’s home computer, portable computer or other data storage device (including but not limited to cell phones, zip drives, PDAs, iPads, etc.). Employee agrees to delete or destroy all copies of Confidential Information that are stored on any devices, networks, storage locations or media not owned by the Company and in Employee’s possession or control. Employee also agrees to allow the Company, in its discretion at the termination of Employee’s employment and thereafter upon reasonable notice and for reasonable cause, access to any home computer, portable computer or other data storage device maintained by Employee, including but not limited to, for the purpose of determining whether said Confidential Information has been misappropriated. Employee further acknowledges that all documents and records relating to Company business, including but not limited to those that he or she prepares or assists in preparing during employment with the Company, belong to the Company and Employee agrees to promptly return them and all other property belonging to the Company, upon the termination of Employee’s employment. Additionally any personal mobile device used to perform work for the Company or on the Company’s behalf is subject to the Company’s Bring Your Own Device to Work Policy and thus subject to the Company’s right to remove any Confidential Information from those devices as more specifically described in the Bring Your Own Device to Work Policy.
2.    Ownership of Works for Hire.
(a)    Employee agrees that any inventions, ideas, developments, methods, improvements, discoveries, innovations, software, works of authorship and any other intangible property, whether patentable or not, that are developed (in whole or in part), considered, contemplated or reduced to practice by Employee or under his or her direction or jointly with others during his or her employment with the Company, whether or not during normal working hours or on the premises of the Company, shall be considered “Works for Hire” for the exclusive use by and benefit of the Company. Employee will make full and prompt disclosure to the Company of all such Works for Hire. Regardless of such disclosure, the Company shall own all rights to any Works for Hire, including without limitation all related patent rights and copyrights, items and developments that are subject to being patented and copyrighted, and the right to market (or not to market) any such property, and Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his or her rights, title and interest in and to all Works for Hire and all related patents, patent applications, copyrights and copyright applications.
(b)    Employee agrees to cooperate fully with the Company, both during and after his or her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Works for Hire. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney that the Company may deem necessary or desirable in order to protect its rights and interests in any Works for Hire.
(c)    The Employee specifically acknowledges that his or her compensation and benefits constitute full payment for any Works for Hire and waives any claim of right to such Works for Hire, which Employee further acknowledges belong entirely to the Company.
(d)    The Company may, at its election and in its discretion, waive and/or relinquish any of its rights of ownership and royalties with respect to any Works for Hire, by agreeing to do so in a written instrument executed by the Company.
3.    Definitions. For purposes of this Agreement, the following terms have the meanings defined below.
(a)    “Competitor Businesses” shall mean any business that at the time the Company seeks to enforce this covenant:
(1)    competes with the Company in the business of premium branded performance athletic (a) apparel, (b) footwear, (c) equipment and/or (d) accessories (including, for example, and not by way of limitation, companies such as Nike, Adidas, Reebok, lululemon, Columbia, New Balance, Brooks, Puma or other premium athletic brands); or
(2)    competes with any other line of business that the Company is involved with at the time of Employee’s termination and in relation to which line of business Employee had access to and/or knowledge of Confidential Information or had engaged in establishing goodwill for the Company with its Customers or Suppliers.
(b)    “Customer” shall mean any individual, business, or entity that (a) purchased products or services from the Company within the final twelve (12) months of Employee’s employment; and (b) Employee had business contact with or provided services to, whether individually or with others, on behalf of the Company during the final twelve (12) months of Employee’s employment. “Prospective Customer” shall mean any individual, business, or entity that Employee solicited or pursued, or assisted in soliciting or pursuing within the final twelve (12) months of Employee’s employment for the purpose of selling products or services of the Company. Customers or Prospective Customers include, but are not limited to wholesale distribution channels, which include independent and specialty retailers, institutional athletic departments, leagues and teams, national and regional sporting goods chains and department store chains.
(c)    “Supplier” shall mean any individual, business, or entity (a) from whom the Company purchased products or services within the final twelve (12) months of Employee’s employment; and (b) with whom Employee had business contact and obtained products and services on behalf of the Company during the final twelve (12) months of Employee’s employment. “Prospective Supplier” shall mean any individual, business, or entity with whom Employee had business contact with and from whom Employee sought to obtain products or services from on behalf of the Company in the final twelve (12) months of Employee’s employment. Suppliers or Prospective Suppliers include but are not limited to consultants, vendors, factories, and mills.
4.    Non-Competition. Employee hereby covenants and agrees that at no time during the Employee’s employment with the Company and for a period of one (1) year immediately following termination of Employee’s employment with the Company, whether voluntary or involuntary (the “Restricted Period”), shall Employee, without the prior written consent of the Company:
(a)    directly or indirectly work for, be contracted to or contract with, or provide strategic advice to a Competitor Business in a capacity that is the same as or similar to the capacity in which Employee worked for the Company and/or in a capacity in which Employee’s knowledge of the Company’s Confidential Information, and/or previous establishment of goodwill for the Company with its Customers or Suppliers, would be of value in Employee’s work for the Competitor Business; or
(b)    compete with the Company directly or indirectly as employee, principal, agent, contractor, or otherwise in the sale or licensing of any products or services that at the time the Company seeks to enforce this Agreement, are competitive with the products or services developed, marketed, or sold by the Company and about which products and services Employee’s knowledge of the Company’s Confidential Information and/or previous establishment of goodwill with Customers or Suppliers would be of value in competing with the Company.
5.    Non-Solicitation and Non-Interference. Employee hereby covenants and agrees that at no time during the Restricted Period shall the Employee:
(a)    directly or indirectly solicit or influence, or contact for purposes of soliciting or influencing, any Customer or Supplier, or Prospective Customer or Supplier, to terminate or adversely modify its relationship with the Company or to do business with a Competitor Business instead of the Company, nor shall Employee assist others in any such soliciting, influencing, contacting, communicating, or otherwise diverting such business; or
(b)    directly or indirectly interfere with any transaction, agreement or business relationship in which the Company was involved during the Employee’s employment with the Company and about which Employee is aware because of his/her employment with the Company; or
(c)    directly or indirectly solicit or induce any then-current employee of the Company that the Employee worked with or came to know as a result of Employee’s employment with the Company, to leave employment with the Company, or interfere in any way with such employment, and will not participate in the hiring of any such employee, including, without limitation, by identifying or targeting the Company’s employees for that purpose and/or engaging them in new employment. Employee further agrees not to contact any such employee of the Company or to cause the employee to be contacted for the purpose or foreseeable effect of causing or inducing the employee to leave the Company’s employment; or
(d)    act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any Customer or Supplier of the Company.
6.    Additional Consideration. As additional consideration for the Non-Competition obligations described in Paragraph 4 above, should the Company pursuant to those obligations require Employee to refrain from accepting employment or other work he or she has been offered that the Company, in its discretion, believes would violate Employee’s obligations, the Company shall pay Employee an amount equal to sixty percent (60%) of Employee’s weekly base pay as of the date of Employee’s termination from the Company (“Non-Competition Payment”). The Non-Competition Payment shall begin when the Company advises Employee of its belief that the proposed employment would violate the Employee’s non-compete obligations and shall continue throughout the remaining duration of the Restricted Period. The Non-Competition Payment shall be paid in accordance with the Company’s customary pay practices in effect at the time each payment is made, and shall be reduced by (a) the amount of severance, if any, that Employee receives from the Company; and (b) the amount of any pay received during the Restricted Period from employment in any capacity to the extent that any such salary exceeds forty percent (40%) of Employee’s base pay as of the date of Employee’s termination from employment, annualized or pro-rated to correspond with the remaining portion of the Restricted Period following the job offer. (By way of example, assuming an Employee’s remaining Restricted Period following a job offer is six (6) months and that his or her base pay at the time of termination was $100,000, the Non-Competition Payment would not be reduced unless the salary earned by the Employee during the Restricted Period exceeded $20,000. In the event the salary earned during the Restricted Period exceeds this threshold, the Non-Competition Payment will be reduced, or eliminated, pro rata.).
7.    Notification of New Employment. Employee acknowledges and agrees that for a period of one (1) year following the date of termination of Employee’s employment with the Company, Employee will inform the Company, prior to the acceptance of any job or any work as an independent contractor, of the identity of any new employer or other entity to which Employee is providing consulting or other services, along with Employee’s starting date, title, job description, salary, and any other information that the Company may reasonably request to confirm Employee’s compliance with the terms of this Agreement. Failure to provide all of this information to the Company may result in forfeiture of the Non-Competition Payment described above.
8.    Additional Compensation if Termination Without Cause or for Good Reason. Notwithstanding anything in the Offer of Employment, this Agreement or any other agreements between the Company and the Employee to the contrary, in the event the Company terminates Employee’s employment without Cause (as defined below) or Employee terminates his employment for Good Reason (as defined below), and provided Employee first signs within fifty-two (52) days of the date of Employee’s termination a general release of claims against the Company in a form provided by the Company (“Release”) and Employee does not revoke such Release, the Company agrees that it will pay Employee an amount equal to twenty-four (24) months of Employee’s base salary as in effect on the date of termination and continue to cover the cost of medical benefits for such period as in effect on the date of termination, in the event the termination occurs prior to the third anniversary of the start of Employee’s employment with the Company, or if the termination occurs thereafter, an amount equal to twelve (12) months of Employee’s base salary as in effect on the date of termination and continue to cover the cost of medical benefits for such period as in effect on the date of termination. Any such payments shall be made less required withholdings, payable in substantially equal bi-weekly installments over the course of the twenty-four (24) or twelve month (12) period, as applicable, beginning with the first month that follows the 60th day after such date of termination. The amount paid under this Section 8 will be reduced by any amount paid to Employee under Section 6. The Company shall have no obligation to make or continue to make any payment under this Section 8 if the Company in good faith determines that Employee has breached any obligation under this Agreement and provided further the Company gives Employee notice of its intention to not continue to make any payment and Employee has not, within fifteen (15) business days following receipt of such notice, cured such breach to the reasonable satisfaction of the Company. Nothing in this Agreement changes the “at-will” nature of Employee’s employment with the Company. If following a Change in Control as defined in the Change in Control Severance Agreement between the Employee and the Company, the total severance payments owed to Employee upon a termination of employment under this Section 8 are greater than the total severance payments owed to Employee under such termination of employment under the Change in Control Severance Agreement, then the Employee shall receive the payments owed under this Section 8.
As used in this Section 8, “Cause” means the occurrence of any of the following: (i) the Employee’s material misconduct or neglect in the performance of his or her duties; (ii) conviction for, or plea of nolo contendere to, any felony, or a misdemeanor (excluding a petty misdemeanor) involving dishonesty, fraud, financial impropriety, or moral turpitude, or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (iii) the Employee's material breach of the Company's written Code of Conduct, as in effect from time to time; (iv) the Employee's commission of any act that results in severe harm to the Company excluding any act taken by the Employee in good faith that he or she reasonably believed was in the best interests of the Company; or (v) the Employee’s material breach of this Agreement; provided, however, that no termination shall occur pursuant to subsections (i) through (v) herein unless the Company first gives Employee notice of its intention to terminate and of the Cause for such termination, and Employee has not, within fifteen (15) business days following receipt of such notice, cured such Cause to the reasonable satisfaction of the Company.
As used in this Section 8, “Good Reason” means the occurrence of any of the following, in each case without Employee’s written consent: (i) a material reduction in Employee’s base salary or bonus or long-term incentive opportunity, unless the reduction is part of an overall and nondiscriminatory reduction to such compensation of all similarly situated employees and the reduction is proportional to the reductions suffered by the other employees or (ii) a material reduction in Employee’s authority, duties or responsibilities as they exist at the start of this Agreement (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law). Notwithstanding the foregoing, an occurrence described above which otherwise may constitute Good Reason hereunder shall not constitute Good Reason if: (x) Employee fails to provide written notice to the Company of the occurrence alleged to constitute Good Reason hereunder within fifteen (15) business days after such occurrence initially occurs, (y) the Company cures, corrects or otherwise remedies such occurrence within ten (10) business days after the Company’s receipt of Employee’s written notice hereunder, as determined in the Company’s reasonable judgment, or (z) in the event the Company does not cure, correct or otherwise remedy such occurrence as provided above, Employee fails to resign within ten (10) business days after the end of such cure period.
9.    Reasonableness of Restrictions. Employee acknowledges and represents that he or she fully understands this Agreement and has had the opportunity to have it explained by legal counsel of his or her choosing. Employee acknowledges that the restrictions imposed by this Agreement are fair and reasonably required for the protection of the Company and its legitimate business interests, and will not preclude Employee from becoming gainfully employed following the termination, for any reason, of Employee’s employment with the Company. Employee acknowledges that these covenants have substantial and immeasurable value to the Company.
10.    NOTICE OF IMMUNITY UNDER THE DEFEND TRADE SECRETS ACT.  Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:
(a)    Is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or
(b)    Is made in a complaint or other document filed under seal in a lawsuit or other proceeding.
Employee is further notified that if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
11.    Injunctive Relief. Employee acknowledges and agrees that in the event of a violation or threatened violation of any provision of this Agreement, the Company will sustain irreparable harm and will have the full right to seek injunctive relief, in addition to any other available remedies.
12.    Survivability. This Agreement shall remain binding in the event of Employee’s termination of employment with the Company for any reason.
13.    Extension. Employee further acknowledges that if Employee is found to have violated any restriction in Paragraphs 4 or 5 above, that the time period for such restriction will be extended by one day for each day of Employee’s failure either to comply with said restriction or to take prompt corrective action to make the Company whole for any breach, up to a maximum extension equal to the original Restricted Period. In the event of such a breach, the Company shall be entitled to the entry of an injunction enforcing the covenant for such an extended period. The Company also shall be entitled to a preliminary injunction, enforcing the covenant for up to such an extended period, if trial on the merits in any pending enforcement litigation has not yet occurred or concluded, if the covenant otherwise will lapse from expiration of the period originally prescribed for its operation, and if the Company satisfies the requirements warranting preliminary relief, except that the threat of irreparable injury will be presumed from the impending lapse of the covenant.
14.    Assignment. Although Employee shall not have the right to assign this Agreement, it is nevertheless binding on his or her heirs and executors, and on the Company’s successors and assigns.
15.    Governing Law and Consent to Jurisdiction. The formation, construction and interpretation of this Agreement, including but not limited to its enforceability, shall at all times and in all respects be governed by the laws of the State of Maryland, without reference to its conflict-of-law rules. The Company has the right to enforce this Agreement or pursue claims relating to it in any forum having jurisdiction. Any legal action that Employee initiates against the Company that relates in any way to this Agreement, including, without limitation, for a declaratory judgment, will be brought exclusively in the state courts of Maryland. If the Company elects to sue in Maryland for any claim relating in any way to this Agreement, Employee agrees to waive any defense of lack of personal jurisdiction or improper venue. Employee also agrees that the existence of any asserted claim or cause of action he or she has or believes he or she has against the Company, or asserted breach of duty by the Company, whether or not based on this Agreement, shall not constitute a defense to the enforcement by the Company of the restrictive covenants above.
16.    Severable Provisions. The provisions of this Agreement are severable, including each of the obligations in Paragraphs 4 and 5. In the event that the provisions of this Agreement should ever be deemed to exceed the limitations permitted by applicable laws, Employee and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. Further, any invalidity or unenforceability shall affect only the provision or provisions deemed unenforceable, and shall not make any other provision in this Agreement invalid or unenforceable.
17.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the specific covenants and obligations herein and supersedes any and all negotiations, discussions and prior understandings concerning the creation or operation of those specific covenants and obligations. No provision of this Agreement may be changed except by written agreement signed by both Employee and an officer of the Company.
18.    Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and will be interpreted in a manner intended to comply with Section 409A of the Code. Each payment made under Sections 6 and 8 of this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of termination of employment, Employee is a "specified employee", as determined in accordance with procedures adopted by the Company that reflect the requirements of Section 409A(a)(2)(B)(i) of the Code (and any applicable guidance thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to comply with Section 409A of the Code (after giving effect to all relevant exceptions including the exception for amounts qualifying as "short term deferrals"), then the Company shall defer the commencement of payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) and accumulate such amounts with interest at a reasonable rate until the first day of the seventh month following the termination of the employment (or, if earlier, the date of the Employee's death) at which time the accumulated amounts with interest shall be paid; and (ii) if any other payments of money or other benefits due to Employee hereunder could result in a violation of Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such a violation.
19.    WAIVER OF JURY TRIAL. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSSCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.
UNDER ARMOUR, INC.
By: /s/ John Stanton
Name: John Stanton
Title: SVP General Counsel

EMPLOYEE
/s/ Patrik Frisk

(signature)
Print Name: Patrik Frisk